Exhibit 10.1

August 31, 2026

3i, LP

2 Wooster Street, 2nd Floor

New York, NY 10013

Attention: Maier J. Tarlow

Re:	Side Letter — Closing under Series B Preferred Purchase Agreement and Series C Preferred Purchase Agreement

Dear Mr. Tarlow:

This letter agreement (this “Letter Agreement”) is entered into as of the date first written above, by and between Valion Bio, Inc., a Delaware corporation (the “Company”), and 3i, LP, a Delaware limited partnership (the “Purchaser”).

The Company and the Purchaser are party to that certain Securities Purchase Agreement, dated April 29, 2025 (as assigned and amended as of December 9, 2025, the “Series B Preferred Purchase Agreement”), with respect to the purchase and sale of up to 8,400 shares of the Company’s Series B Non-Voting Convertible Preferred Stock (“Series B Preferred Shares”) and warrants (“Series B Warrants”) to purchase a number of shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) at an initial exercise price determined pursuant to Section 2.2 of the Series B Preferred Purchase Agreement, for an aggregate purchase price of up to $8,400,000 in a series of closings. As of the date hereof, the Purchaser has the option, but not the obligation, to purchase up to 1,750 Series B Preferred Shares and corresponding Series B Warrants for up to $1,750,000.

The Company, the Purchaser and certain other purchasers are party to that certain Securities Purchase Agreement, dated as of December 9, 2025 (the “Series C Preferred Purchase Agreement”), with respect to the purchase and sale of (a) up to 75,000 shares of the Company’s Series C Non-Voting Convertible Preferred Stock (“Series C Preferred Shares”) and (b) warrants (“Series C Warrants”) to purchase a number of shares of Common Stock calculated pursuant to Section 2.2 of the Series C Preferred Purchase Agreement at an initial exercise price per share equal to the Fixed Conversion Price as defined in the Certificate of Designation of Rights and Preferences of the Series C Preferred Shares (the “Series C Certificate of Designation”), for an aggregate purchase price of up to $75,000,000 in a series of closings. As of the date hereof, the Purchaser has purchased 6,000 Series C Preferred Shares and corresponding Series C Warrants for an aggregate purchase price of $6,000,000, and has the right, subject to the terms and conditions set forth in the Series C Preferred Purchase Agreement, to purchase up to an additional 31,500 Series C Preferred Shares and corresponding Series C Warrants for an aggregate purchase price of up to $31,500,000.

Capitalized terms not defined herein shall have the meanings assigned thereto in the Series C Preferred Purchase Agreement.

The Company and the Purchaser hereby agree as follows:

1. Closing. The Purchaser agrees, upon the satisfaction of the conditions set forth in Section 2, to purchase from the Company, and the Company agrees to issue to the Purchaser, in a closing (the “Closing”), (a) 100 Series B Preferred Shares (the “Closing Series B Shares”), (b) Series B Warrants to purchase 3,077 shares of Common Stock an initial exercise price of $3.62 per share (the “Closing Series B Warrants”), (c) 7,637 Series C Preferred Shares (the “Closing Series C Shares” and, together with the Closing Series B Shares, the “Closing Shares”), and (d) Series C Warrants to purchase 1,053,969 shares of Common Stock for an initial exercise price of $3.62 per share (the “Closing Series C Warrants” and, together with Closing Series B Warrants, the “Closing Warrants”), for an aggregate purchase price of $7,737,000, to be paid on or about August 31, 2026 (the “Closing Purchase Price”), subject to the satisfaction of each of the conditions set forth in Section 2. The Closing Purchase Price shall consist of (a) $6,137,000 to be retained by the Purchaser to satisfy overdue cash true-up payments pursuant to Section 6(b) of the Series C Certificate of Designation, (b) $100,000 to be retained by the Purchaser to pay the fees of its legal counsel in connection with the purchase of the Company’s securities by the Purchaser and (c) $1,500,000 to be paid to the Company in immediately available funds by wire transfer. The number of shares of Common Stock underlying the Closing Warrants and the exercise price thereof give effect to the Company’s 1-for-25 reverse stock split effective at 12:01 a.m. Eastern Time on August 31, 2026.

1

2. Closing Conditions. The obligations of the Purchaser hereunder in connection with the Closing are subject to each of the following conditions being satisfied or waived by the Purchaser prior to or at the Closing:

(a) Each of the conditions set forth in Sections 2.3(b) and 2.3(h) of the Series B Preferred Purchase Agreement shall have been satisfied or waived by the Purchaser.

(b) Each of the conditions set forth in Sections 2.3(b) and 2.3(d) of the Series C Preferred Purchase Agreement shall have been satisfied or waived by the Purchaser.

(c) The Purchaser shall have received the Series B Closing Shares and the Series B Closing Warrants.

(d) The Purchaser shall have received the Series C Closing Shares and the Series C Closing Warrants.

(e) The Purchaser shall have received each of the deliverables set forth in Section 2.3(l) of the Series B Preferred Purchase Agreement.

(f) The Purchaser shall have received each of the deliverables set forth in Section 2.3(j) of the Series C Preferred Purchase Agreement.

(g) The Purchaser shall have received appropriate notices from the Company, reasonably satisfactory to the Purchaser, relating to price adjustments in accordance with the terms of the Company’s securities held by the Purchaser after giving effect to the Closing.

(h) The Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) and the Company is in continued compliance with all of the listing and maintenance requirements of Nasdaq. The Company continues to have no reason to believe that it is not, or with the passage of time will not, be able to comply with its continued listing requirements to remain on Nasdaq.

3. Registration Rights. The Company hereby agrees to use its commercially reasonable efforts to (a) file with the Securities and Exchange Commission (the “SEC”), no later than 30 days from the date of the Closing, a registration statement (the “Registration Statement”) covering the maximum number of shares of Common Stock issuable upon conversion of the Closing Shares and the shares of Common Stock issuable upon exercise of the Closing Warrants so as to permit the resale of such securities by the Purchaser, (b) have the Registration Statement declared effective by the SEC no later than 60 days from the date of the Closing, and (c) keep the Registration Statement effective, including but not limited to pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended, and available for the resale by the Purchaser of all of the securities covered thereby at all times until the date on which the Purchaser shall have sold all the securities covered thereby or they cease to require registration pursuant to this paragraph.

4. Counterparts; Electronic Signatures. This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Signatures transmitted by electronic means (including DocuSign or similar electronic signature platforms) shall be deemed original signatures for all purposes.

5. Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles.

[Signature Page to Follow]

2

[Signature Page to Side Letter]

Please confirm the Purchaser’s agreement to the foregoing by executing this Letter Agreement in the space provided below.

Very truly yours,

Valion Bio, Inc.

By:	/s/ Lisa Wolf
Name:	Lisa Wolf
Title:	Chief Operating Officer

AGREED AND ACCEPTED:

3i, LP

By:	3i Management LLC, its General Partner

By:	/s/ Maier J. Tarlow
Name:	Maier J. Tarlow
Title:	Manager

3